                                                                   EXHIBIT 10.43

                           [LETTERHEAD OF ST. JOHN]

November 13, 1996

Hilda Chang
Third Floor, Bisney Cove
33 Bisney Road
Pokfulam
Hong Kong

VIA FEDERAL EXPRESS (Personal and Confidential)

Dear Hilda:

Thank you for your letter which you sent to Mr. Gray several weeks ago outlining your sales representation plans for St. John in the Asian/Pacific Rim Region. In your letter, you stated that you would like to form your own Asian Sales Agency and represent St. John Knits, Inc. You inquired as to whether it would be possible for you to represent St. John Knits and under what specific terms and conditions. As promised, we are responding to your request.

St. John would be willing to enter into the following agreement with the Hilda Chang Sales Agency (or any other firm created by you under which you choose to do business as an independent St. John sales representative) under the following terms and conditions:

1. Scope of the Agreement: Hilda Chang is to provide Sales Representation services to St. John including but not limited to the following services:

A. Selling all St. John divisions outlined below to all existing St. John Asian Customers.
B. Showing the line to existing and new customers.
C. Compiling and forwarding purchase orders to St. John.
D. Periodically visiting each account and providing in store product knowledge seminars and Alterations seminars.
E. Submitting reports to St. John Management upon request.
F. Constantly striving to open new accounts.
G. Handling the customer service function for each Asian account.
H. Assisting in any necessary credit functions such as following up to ensure that letters of credit are in place or assisting the St. John credit department in obtaining any important credit information or assisting with St. John credit department communications.

2. St. John Divisions: This agreement covers only the following St. John Divisions. (Additional divisions may be added from time to time in writing only by mutual consent of both parties):
   A. Knitwear: St. John Basics, Collection, Dressy/Evening, Couture
   B. St. John Sport
   C. Griffith & Gray
   D. St. John Accessories including jewelry, scarves, belts, handbags
   E. St. John Shoes either manufactured by St. John or any officially authorized licensee

Hilda Chang
Page 2
November 13, 1996

3. Term of Agreement: This Agreement will last three years beginning with the St. John Fall 1997 Season and will last up to and including the St. John Cruise/Spring 2000 season (covering shipments through May 15, 2000) provided that Hilda Chang meets the minimum order booked requirements mentioned in section 13.

4. Commission Rate: 11% on all net shipments of St. John merchandise which means total shipments less normal cash or trade discounts less all returns.

5. Cooperative Advertising: Cooperative Advertising support will be determined by and funded by St. John in consultation with Hilda Chang. The amount of cooperative advertising contribution will generally range from 1% to as much as 3% depending on the account.

6. Build out Requests. Responsibility and approval to fund Asian Accounts Build out requests will rest with St. John Knits, Inc.

7. Asian Countries covered by this agreement are:
Korea (North and South), China, Hong Kong, Singapore, Thailand, Vietnam, Malaysia, Indonesia, Myanmar, Philippines, Taiwan, Vietnam, Cambodia, Guam, Saipan, Macau (Additional countries may be added from time to time by the written mutual consent of both parties.) We have chosen not to include India as part of this agreement; however, we are willing to consider adding this country later to the agreement as per the terms of the preceding sentence.

8. Showroom Requirement. Hilda Chang will maintain a showroom in an office building in Hong Kong. Decoration and Design of showroom must be approved by St. John as St. John is willing to contribute toward the cost of decoration of the showroom. The amount of contribution will depend on the size of the showroom leased. St. John's name will be the primary masthead on the front of the showroom. Any other vendor's names or the designated name of the Hilda Chang Sales Agency will be smaller than the St. John name on any listing, posting, directory or sign. If St. John does not contribute toward the cost of showroom decoration, then no design approval from St. John is required.

9. Approval of any Additional Line. St. John retains the right to approve or disapprove of any additional apparel and accessory lines which Hilda Chang may also choose to take on and represent as an Asian Sales Agent. Hilda Chang must obtain St. John's written approval in order to be able to represent another apparel or accessory line. St. John will not unreasonably withhold its approval.

10. Commission payments. All commissions to be calculated and paid monthly not later than thirty days after the end of each respective shipping month.

Hilda Chang
Page 3
November 13, 1996

11. Expenses. Hilda Chang to personally fund all of her own travel, lodging and other miscellaneous expenses while representing St. John in Asia. St. John to fund all expenses relating to the carnet and the transport of the sample lines.

12. Korean Assistant Requirement. Hilda Chang is required to pay for one part time or full time or freelance assistant for Korea (must be a native Korean speaker) to assist in the maintenance and development of the St. John Korean business and with communication with St. John Korean accounts. This assistant is not required to be based in Korea but must be a native Korean speaker.

13. Asian Sales Goals and Minimum Order Booked Requirement.

The term of this agreement is from the St. John Fall 1997 season through the Cruise/Spring 2000 season. Your sales goals for your Asian Territory are listed below:

ASIAN SALES GOALS (all figures in U.S. $)
-----------------
Fall 1997                   $3,200,000
Cruise/Spring 1998          $3,400,000
Fall 1998                   $3,800,000
Cruise/Spring 1999          $4,000,000
Fall 1999                   $4,600,000
Cruise/Spring 2000          $4,900,000

However, St. John reserves the right (although it may choose not to exercise its right) to terminate this agreement in the event, orders booked by Asian accounts (and approved by the St. John credit department) fall below the following minimum acceptable levels for all St. John Divisions in total as prescribed below:

MINIMUM ORDERS BOOKED REQUIREMENTS (all figures in U.S. $)
----------------------------------
Fall 1997                   $2,176,000
Cruise/Spring 1998          $2,295,000
Fall 1998                   $2,550,000
Cruise/Spring 1999          $2,720,000
Fall 1999                   $3,145,000
Cruise/Spring 2000          $3,315,000

St. John will pay Hilda Chang sales commissions for all shipments made up through the final season when the agreement is terminated. (For example, in the event St. John chooses to terminate the agreement because the total orders booked fall below the Minimum Order Booked Requirement for the Fall 1998 season, St. John will notify Hilda Chang in writing between July 1st and July 30, 1998 that the agreement is terminated and Hilda Chang will continue to receive sales commissions for all shipments for this season up through the final shipping month of the Fall 1998 season.)

Hilda Chang
Page 4
November 13, 1996

In the event, the orders booked (and approved by the St. John credit department) fall below the minimum acceptable level for any season stated above, St. John reserves the right to terminate the agreement in accordance with the following dates (although it may choose not to exercise its right):


Season          Earliest termination date option  Latest termination date option
--------------------------------------------------------------------------------
Fall Season     July 1st                          July 30th
Spring Season   January 1st                       January 30th


For example, if you fall below the minimum order booked level for Fall 1997, St. John may at its option terminate the agreement (although it may choose not to), only between July 1, 1997 and July 30, 1997.

14. All official notices covered by sections 2, 7, 8, 9, 10 and 13 of this agreement must be in writing and sent via Federal Express, UPS, DHL or any other international courier service.

15. This agreement will be covered by the laws of the United States, the State of California and the County of Orange.

Hilda, we appreciate the good work which you have done for St. John in the past. Therefore, we look forward to your concentrating your efforts on selling St. John merchandise throughout the Asian/Pacific rim and we are looking forward to establishing a long and successful relationship with your sales organization. Your signature below will mean your full acceptance to the terms and conditions outlined above. You have until November 22, 1996 to accept our offer under the terms and conditions outlined above.

Sincerely,
ST. JOHN KNITS, INC.                         Agreed and Accepted:

/s/ CHRISTOPHER SCHARFF                      /s/ HILDA CHANG
-------------------------------              --------------------
Director of International Sales              Hilda Chang

Approval:
ST. JOHN KNITS, INC.

/s/ BOB GRAY
-------------------------------
Mr. Bob Gray
Chairman and C.E.O.